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OMB Number:      3235-0145
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                                  UNITED STATES


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549





                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                           (AMENDMENT NO. _________)*

                        Webhire, Inc. (FKA Restrac, Inc.)

                                (Name of Issuer)

                           Common Stock Par Value $.01

                         (Title of Class of Securities)

                                   76126W 10 8


                                 (CUSIP Number)


Check the following box if a fee is being paid with this statement. / /
(A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SEC 1745 (10-88)

------------------------                                  --------------------
CUSIP NO.  76126W 10 8         13G                               PAGE 2
------------------------                                  --------------------

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  1  NAME OF REPORTING PERSON  S.S. OR I.R.S IDENTIFICATION NO. OF ABOVE PERSON

     Advent VII L.P.                                         04-3181563
     Advent Industrial II L.P.                               51-0314268
     Advent New York L.P.                                    04-3095408
     Advent Atlantic and Pacific II L.P.                     04-3123521
     TA Venture Investors L.P.                               04-3068354

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  2  CHECK THE BOX IF A MEMBER OF A GROUP*

                                                           (a) /X/

                                                           (b)/ /
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  3  SEC USE ONLY

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  4  CITIZENSHIP OR PLACE OF ORGANIZATION

     Advent VII L.P.                                     Delaware
     Advent Industrial II L.P.                           Delaware
     Advent New York L.P.                                Delaware
     Advent Atlantic and Pacific II L.P.                 Delaware
     TA Venture Investors L.P.                           Massachusetts

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                        5   SOLE VOTING POWER
                           Advent VII L.P.                            0
                           Advent Industrial II L.P.                  0
       NUMBER OF           Advent New York L.P.                       0
                           Advent Atlantic and Pacific II L.P.        0
         SHARES            TA Venture Investors L.P.                  0
                      ----------------------------------------------------------
                       6   SHARED VOTING POWER
      BENEFICIALLY                                              N/A
        OWNED BY
                      ----------------------------------------------------------
                       7   SOLE DISPOSITIVE POWER
          EACH
                           Advent VII L.P.                            0
                           Advent Industrial II L.P.                  0
       REPORTING           Advent New York L.P.                       0
                           Advent Atlantic and Pacific II L.P.        0
         PERSON            TA Venture Investors L.P.                  0

                      ----------------------------------------------------------
                       8   SHARED DISPOSITIVE POWER

          WITH                                                    N/A
--------------------------------------------------------------------------------
  9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         Advent VII L.P.                                           0
         Advent Industrial II L.P.                                 0
         Advent New York L.P.                                      0
         Advent Atlantic and Pacific II L.P.                       0
         TA Venture Investors L.P.                                 0
--------------------------------------------------------------------------------
  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         Advent VII L.P.                                          0%
         Advent Industrial II L.P.                                0%
         Advent New York L.P.                                     0%
         Advent Atlantic and Pacific II L.P.                      0%
         TA Venture Investors                                     0%
--------------------------------------------------------------------------------
  12     TYPE OF REPORTING PERSON

         Each entity is a Limited Partnership

--------------------------------------------------------------------------------

                       SEE INSTRUCTION BEFORE FILLING OUT!

ATTACHMENT TO FORM 13G                                                  PAGE 3

ITEM 1 (a)        NAME OF ISSUER: Webhire, Inc. (FKA Restrac, Inc.)


ITEM 1 (b)        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  91 Hartwell Avenue
                  Lexington, MA  02173

ITEM 2 (a)        NAME OF PERSON FILING:
                  Advent VII L.P.
                  Advent Industrial II L.P
                  Advent New York L.P.

                  Advent Atlantic and Pacific II L.P.
                  TA Venture Investors

ITEM 2 (b)        ADDRESS OF PRINCIPAL BUSINESS OFFICE:

                  c/o TA Associates
                  125 High Street, Suite 2500
                  Boston, MA  02110

ITEM 2 (c)        CITIZENSHIP: Not Applicable

ITEM 2 (d)        TITLE AND CLASS OF SECURITIES: Common

ITEM 2 (e)        CUSIP NUMBER: 76126W 10 8

ITEM 3 IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1 (b) OR 13d-2 (b), CHECK WHETHER THE PERSON FILING IS a : Not Applicable

ITEM 4            OWNERSHIP

ITEM 4 (a)         AMOUNT BENEFICIALLY OWNED:                      COMMON STOCK
                                                                  ------------
                   Advent VII L.P.                                           0
                   Advent Industrial II L.P.                                 0
                   Advent New York L.P.                                      0
                   Advent Atlantic and Pacific II L.P.                       0
                   TA Venture Investors                                      0

ITEM 4 (b)         PERCENT OF CLASS                                 PERCENTAGE
                                                                    ----------
                   Advent VII L.P.                                           0
                   Advent Industrial II L.P.                                 0
                   Advent New York L.P.                                      0
                   Advent Atlantic and Pacific II L.P.                       0
                   TA Venture Investors                                      0

ITEM 4 (c)         NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

                   (i)    SOLE POWER TO VOTE OR DIRECT THE VOTE:  COMMON STOCK
                                                                  ------------
                   Advent VII L.P.                                           0
                   Advent Industrial II L.P.                                 0
                   Advent New York L.P.                                      0
                   Advent Atlantic and Pacific II L.P.                       0
                   TA Venture Investors                                      0

                   (ii)   SHARED POWER TO VOTE OR DIRECT THE VOTE:        N/A

                   (iii)  SOLE POWER TO DISPOSE OR DIRECT THE DISPOSITION:
                                                                  COMMON STOCK
                                                                  ------------
                   Advent VII L.P.                                           0
                   Advent Industrial II L.P.                                 0
                   Advent New York L.P.                                      0
                   Advent Atlantic and Pacific II L.P.                       0
                   TA Venture Investors                                      0

                   (iv)   SHARED POWER TO DISPOSE OR DIRECT THE DISPOSITION  N/A

ITEM 5            OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS: Not Applicable

ITEM 6            OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON: Not Applicable

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY THAT ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
                  COMPANY:

                  Not Applicable

ITEM 8            IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:
                  This schedule 13G is filed pursuant to Rule 13d-1 (c). For the agreement of group members to a joint filing, see below.

ITEM 9            NOTICE OF DISSOLUTION OF GROUP: NOT Applicable

ITEM 10           CERTIFICATION: NOT Applicable

                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                     ___________________________
                                                                Date

                                                     ___________________________
                                                              Signature

                                                     ___________________________
                                                              Name/Title

AGREEMENT FOR JOINT FILING

Advent VII L.P., Advent Industrial II L.P., Advent New York L.P., Advent Atlantic and Pacific II L.P., and TA Venture Investors Limited Partnership, hereby agree that TA Associates shall file with the Securities and Exchange Commission a joint schedule 13G on behalf of the above-named parties concerning their beneficial ownership of Webhire, Inc.

Dated:

ADVENT VII L.P.

By:  TA Associates VII L.P., its General Partner
By:  TA Associates, Inc. its General Partner

By:
    ------------------------------------------------
        Katherine S. Cromwell, Managing Director

ADVENT INDUSTRIAL II L.P.

By:  TA Associates VI L.P., its General Partner
By:  TA Associates, Inc. its General Partner

By:
    ------------------------------------------------
        Katherine S. Cromwell, Managing Director

ADVENT ATLANTIC AND PACIFIC II L.P.

By:  TA Associates AAP II Partners L.P., its General Partner
By:  TA Associates, Inc. its General Partner

By:
    ------------------------------------------------
        Katherine S. Cromwell, Managing Director

ADVENT NEW YORK L.P.

By:  TA Associates VI L.P., its General Partner
By:  TA Associates, Inc. its General Partner

By:
    ------------------------------------------------
        Katherine S. Cromwell, Managing Director

TA VENTURE INVESTORS

By:
    ------------------------------------------------
        Katherine S. Cromwell, General Partner